Exhibit 10.6

AMENDMENT NO. 1 TO 2007 STOCK INCENTIVE PLAN

AMENDMENT NO. 1 (this “Amendment”), effective as of October 27, 2009, to the 2007 Stock Incentive Plan (the “Plan”) of Tops Holding Corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

WHEREAS, pursuant to Article XIII of the Plan, the Plan may be amended by the Board from time to time to the extent the Board deems necessary or appropriate; and

WHEREAS, the Board has authorized the amendment of the Plan as set forth below.

NOW, THEREFORE, it is agreed:

1.                                     Amendment of Section 2.5.  Section 2.5 of the Plan is hereby deleted in its entirety and replaced with the following:

“Section 2.5                                Change of Control — means that any of the following events has occurred with respect to the Company, and the effective date of the Change of Control shall be as of the first day that any one or more of the following events shall have been fully and unconditionally effected:

(1)                                  Any Person, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate; or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) a Permitted Transferee becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s Voting Securities;

(2)                                  After the date this Plan becomes effective, the Company consummates a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(3)                                  The Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;

(4)                                  The Morgan Stanley Investors (as defined in the Shareholders’ Agreement (as defined below)), or any one of them, Transfer(s) a number of shares of Stock equal to eighty percent (80%) multiplied by the aggregate number of shares of Stock then owned by the Morgan Stanley Investors, to any Person(s) other than a Permitted Transferee(s) (as defined in the Shareholders’ Agreement); or

(5)                                  Any other condition or event (i) that the Committee determines to be a “Change of Control” within the meaning of this Section 2.5 and (ii) that is set forth as a supplement to this Section 2.5 in an Option Agreement.

(6)                                  Notwithstanding the foregoing, a “Change of Control” shall not include any acquisition of securities or voting power directly from the Company through a Public Offering.”

2.                                     Amendment of Section 12.1.  Section 12.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Section 12.1                          Change of Control.

(1)                                  If there is a Change of Control, then as of the Change Effective Date for such Change of Control, any and all conditions to the exercise of all outstanding Options automatically shall be deemed 100% satisfied as of such Change Effective Date.

(2)                                  If there is a Change of Control, then the Board shall have the discretion either (i) to cancel Options after providing each Eligible Employee and Director a reasonable period (which period shall not be more than seven (7) calendar days) to elect to exercise his or her Options as of the Change Effective Date or (ii) in the event of a Change in Control under the terms of which the stockholders of the Company will receive a cash payment for each share of Stock surrendered in such Change in Control, to provide that all outstanding Options shall terminate as of the Change Effective Date and that each holder of an Option shall receive a cash payment in exchange for the cancellation of the Option (in accordance with Section 12.2 below); provided, however, that in the event that the consideration paid in exchange for shares of Stock in connection with any Change of Control includes any securities, then the Board shall have the discretion to provide that each holder of an Option shall receive the consideration set forth in Section 12.3 below (subject to the provisions thereof) in lieu of such cash payment in exchange for the cancellation of the Option.”

3.                                     Conflict.  In the event of any conflict between this Amendment and the Plan, the terms of this Amendment shall prevail.

4.                                     References to the Plan.  From and after the effective date hereof, all references to the Plan contained in the Plan and each other agreement entered into in connection therewith shall be deemed to be references to the Plan after giving effect to this Amendment.

5.                                     No Other Amendments.  The Board hereby acknowledges and agrees that this Amendment constitutes an amendment to the Plan in accordance with Article XIII thereof.  Except as specifically amended by this Amendment, all other terms and provisions of the Plan shall remain in full force and effect in accordance with its terms and nothing contained herein shall be deemed: (i) to be a waiver, amendment, modification or other change of any term, condition or provision of the Plan or any agreement entered into in connection therewith (or a consent to any such waiver, amendment, modification or other change), (ii) to be a consent to any transaction, or (iii) to prejudice any right or rights which the Company or the holder of any Option may have under the Plan and/or any agreement entered into in connection therewith.

6.                                     Further Assurances.  The Board shall do such further acts and things, and execute and deliver such additional conveyances, assignments, agreements and instruments, as may be reasonably requested in connection with the administration and enforcement of this Amendment and to permit the exercise thereof in compliance with any laws.

7.                                     Captions.  The captions of the Sections of this Amendment are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Section hereof.

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IN WITNESS WHEREOF, the Company has caused it duly authorized officer to execute below to evidence of the Board’s adoption of this Amendment effective as of the date set forth above.

COMPANY

TOPS HOLDING CORPORATION

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